Filed Pursuant to Rule 424(b) and (c) Registration File No. 333-120063
Prospectus Supplement No. 1
11,033,263 Shares
MYOGEN, INC.
Common Stock
This prospectus supplement supplements the prospectus, dated November 18, 2004, of Myogen, Inc. relating to the offering and sale by the selling stockholders (or their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus) of up to 11,033,263 shares of our common stock, which includes 9,195,400 outstanding shares of common stock held by the selling stockholders and 1,837,863 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AND IN ANY FILINGS WE HAVE MADE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER SECTIONS 13(A), 13(C), 14 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT WE HAVE INCORPORATED BY REFERENCE THEREIN, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2005 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2005.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is August 24, 2005

SELLING STOCKHOLDERS

The text, table and related notes appearing in the prospectus, dated November 18, 2004, under the heading “Selling Stockholders” is superseded by the following text, table and related notes:
SELLING STOCKHOLDERS
On September 24, 2004, we entered into a Securities Purchase Agreement with certain of the selling stockholders, pursuant to which we sold an aggregate of 9,195,400 shares of our common stock and issued warrants to purchase up to 1,839,080 shares of our common stock in a private placement transaction. This prospectus covers the offer and sale by the selling stockholders of up to the total number of shares of common stock issued pursuant to the Securities Purchase Agreement plus the total number of shares of common stock issuable upon exercise of the warrants issued pursuant to the Securities Purchase Agreement, less any shares that may have been previously sold hereunder. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares and the warrant shares. The warrants issued to the purchasers in the private placement are exercisable at any time in whole or in part beginning March 30, 2005 and ending September 29, 2009 at an exercise price of $7.80 per share.
We are registering the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell the shares in the manner contemplated under the “Plan of Distribution.”
The following table sets forth the name of each selling stockholder, the number of shares owned by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholders after this offering is completed. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus, and assumes the exercise of all the warrants for common stock. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders.
Ownership is based upon information provided by each respective selling stockholder, schedules 13G and other public documents filed with the SEC. Unless otherwise noted, none of the share amounts set forth below represents more than 1% of our outstanding stock as of August 22, 2005, adjusted as required by rules promulgated by the SEC. The percentages of shares owned after the offering are based on 35,871,989 shares of our common stock outstanding as of August 22, 2005, including the shares of common stock offered in this prospectus.

	Shares of
	Common	Number of Shares		Shares Owned After
	Stock Owned	Being Offered		Offering (2)
	Prior to		Warrant
Name	Offering(1)	Shares	Shares	Number	Percent
Lobstercrew & Co., nominee for T. Rowe Price Health Sciences Fund, Inc.	120,000	100,000	20,000	0	*
HorizonBeach & Co., nominee for T. Rowe Price Health Sciences Portfolio, Inc.	600	500	100	0	*
Mac & Co., nominee for TD Mutual Funds – TD Health Sciences Fund	37,920	31,600	6,320	0	*
Squidrig & Co., nominee for VALIC Company I – Health Sciences Fund	14,760	12,300	2,460	0	*
Lamppost & Co., nominee for Manufacturers Investment Trust – Health Sciences Trust	17,760	14,800	2,960	0	*

	Shares of
	Common	Number of Shares		Shares Owned After
	Stock Owned	Being Offered		Offering (2)
	Prior to		Warrant
Name	Offering(1)	Shares	Shares	Number	Percent
Hare & Co., nominee for IDEX Mutual Funds – IDEX – T. Rowe Price Health Sciences	17,400	14,500	2,900	0	*
BOST & Co., nominee for Raytheon Company Combined DB/DC Master Trust – Health Sciences	2,160	1,800	360	0	*
BOST & Co., nominee for Raytheon Master Pension Trust – Health Sciences	4,560	3,800	760	0	*
Bridge & Co., nominee for T. Rowe Price New Horizons Fund, Inc	678,000	565,000	113,000	0	*
Hare & Co., nominee for NYC 457/401K Small Cap Account	26,376	21,980	4,396	0	*
Domain Public Equity Partners, L.P. (3)	432,957	306,515	61,303	65,139	*
H&Q Healthcare Investors	613,056	510,880	102,176	0	*
H&Q Life Science Investors	306,480	255,400	51,080	0	*
Atlas Equity I, Ltd.	551,724	459,770	91,954	0	*
New Enterprise Associates 10, Limited Partnership (4)	4,375,336	858,235	171,647	3,345,454	8.5
InterWest Partners VI, LP (5) (10)	586,988	148,595	29,719	408,674	1.1
InterWest Investors VI, LP (6) (10)	18,407	4,660	932	12,815	*
InterWest Partners VIII, LP (7) (10)	1,222,974	38,900	118,278	1,065,706	2.9
The Stephen and Carolyn Bowsher Revocable Trust U/A dated 8-30-01, Stephen Bowsher and Carolyn Bowsher Trustees	443	443	0	0	*
Harvey B. Cash	593	593	0	0	*
Philip Gianos and Carol Gianos, Trustees, The Gianos Revocable Trust UAD 3/22/99	885	885	0	0	*
W. Scott Hedrick	89	89	0	0	*
W. Stephen Holmes III	166	166	0	0	*
Gilbert H. Kliman, Trustee of the Gilbert H. Kliman Trust dated 11/15/2002	695	695	0	0	*
Matadoro Investments, LP	885	885	0	0	*
Thomas L. Rosch	824	824	0	0	*
Michael B. Sweeney	252	252	0	0	*
John C. Adler	59	59	0	0	*
Christopher B. Ehrlich	59	59	0	0	*
H. Ronald Nash	86	86	0	0	*
W. Scott Hedrick, Trustee, The Hedrick Childrens’ Family Trust dated 12/26/92	34	34	0	0	*
Alan W. Crites & Carol B. Crites, Trustees, Crites Family Trust-2000 U/I DTD 2/18/2000	167	167	0	0	*

	Shares of
	Common	Number of Shares		Shares Owned After
	Stock Owned	Being Offered		Offering (2)
	Prior to		Warrant
Name	Offering(1)	Shares	Shares	Number	Percent
Alan and Carol Crites, Trustees, Elizabeth Ann Crites Trust-1999	24	24	0	0	*
Alan and Carol Crites, Trustees, Eric Alan Crites Trust-1999	24	24	0	0	*
Alan and Carol Crites, Trustees, Linda Suzanne Crites Trust-1999	24	24	0	0	*
Ferguson/Egan Family Trust dated 6/28/1999	94	94	0	0	*
Corinne M. Hedrick	14	14	0	0	*
Jeffrey Hogg	15	15	0	0	*
Nina Kjellson	6	6	0	0	*
Ellen Koskinas	6	6	0	0	*
Douglas Pepper	9	9	0	0	*
Thau Living Trust DTD 4/13/88	29	29	0	0	*
Victor A. Westerlind	9	9	0	0	*
Karen A. Wilson	33	33	0	0	*
Abbott Capital Private Equity Fund II, L.P. by Abbott Capital Management, LLC as Investment Manager	4,419	4,419	0	0	*
Alaska State Pension Investment Board by Abbott Capital Management, LLC, as Investment Manager	5,524	5,524	0	0	*
Board of Fire & Police Pensions Commissioners of the City of Los Angeles, by Abbott Capital Management, LLC, as Investment Advisor	2,946	2,946	0	0	*
Northern Trust Company, as Trustee for the Illinois Municipal Retirement Fund, by Abbott Capital Management as Investment Manager	3,683	3,683	0	0	*
Reynolds American Defined Benefit Master Trust	737	737	0	0	*
Brinson Partnership Fund Program Entity A	1,149	1,149	0	0	*
UBS Global Asset Management Trust Company as Trustee of the Brinson Partnership Fund Trust — 2001 Primary Fund	4,436	4,436	0	0	*
Brinson Partnership Fund — 2001 Primary Fund, L.P.	1,845	1,845	0	0	*
The 2001 Primary Brinson Partnership Fund Offshore Series Company Ltd.	1,409	1,409	0	0	*
EDS Retirement Plan Trust	1,105	1,105	0	0	*
State Universities Retirement System	1,105	1,105	0	0	*
State Street Bank and Trust Company as Trustee for J&J General Pension Trust & J&J Savings Plan Master Trust	3,683	3,683	0	0	*
Asset Management Private Equity, L.P.	11,048	11,048	0	0	*

	Shares of
	Common	Number of Shares		Shares Owned After
	Stock Owned	Being Offered		Offering (2)
	Prior to		Warrant
Name	Offering(1)	Shares	Shares	Number	Percent
Bank of America Capital	7,365	7,365	0	0	*
Mellon Bank, N.A. as Trustee of the Bell Atlantic Master Trust	18,413	18,413	0	0	*
State Teachers’ Retirement System	55,240	55,240	0	0	*
Carbel, N.V.	2,210	2,210	0	0	*
JPMorgan Chase Bank as directed trustee for the Corning Incorporated Retirement Master Trust	7,365	7,365	0	0	*
CMS Tech Access Subpartnership	3,683	3,683	0	0	*
Commonwealth of Pennsylvania State Employees’
Retirement System	18,413	18,413	0	0	*
The Wallace H. Coulter Foundation	7,365	7,365	0	0	*
DLJ Fund Investment Program I, L.P. (State of Michigan)	5,952	5,952	0	0	*
DLJ Fund Investment Partners III, L.P.	1,414	1,414	0	0	*
DLJ Multi-Manager Private Equity Fund, L.P.	680	680	0	0	*
DLJ PEP II Employee Fund, L.P.	375	375	0	0	*
DLJ Private Equity Partners Fund II, L.P.	9,993	9,993	0	0	*
Fidelity Trust Company Limited/Rubric: Oriol	5,524	5,524	0	0	*
FWH Associates	368	368	0	0	*
The Hall Family Foundation	7,365	7,365	0	0	*
HarbourVest Partners VI — Parallel Partnership Fund L.P.	2,210	2,210	0	0	*
HarbourVest Partners VI — Partnership Fund L.P.	27,251	27,251	0	0	*
HarbourVest Partners VII — Venture Partnership Fund L.P.	7,365	7,365	0	0	*
Mohawk River Fund II L.P.	7,365	7,365	0	0	*
Illinois State Board of Investment	14,731	14,731	0	0	*
J.P. Morgan Pooled Venture Capital Institutional Investors LLC	25,795	25,795	0	0	*
J.P. Morgan Pooled Venture Capital Private Investors LLC	4,134	4,134	0	0	*
522 Fifth Avenue Fund LP	1,742	1,742	0	0	*
Key Capital Corporation	1,289	1,289	0	0	*
The Kresge Foundation Trust	3,683	3,683	0	0	*
Landmark Opportunity Fund, L.P.	7,365	7,365	0	0	*
Lexington Capital Partners III, L.P.	3,683	3,683	0	0	*
Liberty Mutual Investment Advisors, LLC	18,413	18,413	0	0	*
Liberty Mutual Investment Advisors, LLC Sep. A/C LP	3,683	3,683	0	0	*

	Shares of
	Common	Number of Shares		Shares Owned After
	Stock Owned	Being Offered		Offering (2)
	Prior to		Warrant
Name	Offering(1)	Shares	Shares	Number	Percent
Limit & Co.	18,413	18,413	0	0	*
The Northern Trust Company, not individually, but solely in its capacity as Trustee of the Lucent Technologies Inc. Master Pension Trust	11,048	11,048	0	0	*
Nationwide Life Insurance Company Separate Account b-Retirement	2,210	2,210	0	0	*
Nationwide Mutual Insurance Company	8,838	8,838	0	0	*
New Mexico State Investment Council Land Grant Permanent Fund	3,130	3,130	0	0	*
New Mexico State Investment Council Severance Tax Permanent Fund	552	552	0	0	*
State Street Bank & Trust Company as trustee for Northrop Grumman Corporation Master Trust	22,096	22,096	0	0	*
Pacific Avenue Group, L.P.	368	368	0	0	*
Pantheon International Participations PLC	2,924	2,924	0	0	*
Pantheon USA Fund IV, L.P.	11,070	11,070	0	0	*
Pantheon Venture Partners, L.P.	1,473	1,473	0	0	*
Diageo Pension Trust Limited	1,473	1,473	0	0	*
Pension Reserves Investment Trust	14,731	14,731	0	0	*
Phoenix Life Insurance Company	1,289	1,289	0	0	*
The Regents of the University of California	36,826	36,826	0	0	*
Salomon Smith Barney Venture Opportunities Fund III, L.P.	7,365	7,365	0	0	*
Scinet Development & Holdings, Inc.	737	737	0	0	*
Search Private Equity III U.S. Limited	5,892	5,892	0	0	*
SVB Strategic Investors Fund, L.P.	737	737	0	0	*
Top Tier Investments, LLC	36,826	36,826	0	0	*
University of Pittsburgh of the Commonwealth System of Higher Education	3,683	3,683	0	0	*
University of Washington	3,683	3,683	0	0	*
Kleinwort Benson (Channel Islands) Limited as Custodian for VenCap 6 Limited	2,210	2,210	0	0	*
Kleinwort Benson (Channel Islands) Limited as Custodian for VenCap 9 Limited	7,365	7,365	0	0	*
Virginia Tech Foundation, Inc.	3,683	3,683	0	0	*
The Wellcome Trust Limited as Trustee of the Wellcome Trust	14,731	14,731	0	0	*
InterWest Investors VIII, LP (8) (10)	9,761	4,720	944	4,097	*
InterWest Investors Q VIII, LP (9) (10)	34,991	16,920	3,384	14,687	*

	Shares of
	Common	Number of Shares		Shares Owned After
	Stock Owned	Being Offered		Offering (2)
	Prior to		Warrant
Name	Offering(1)	Shares	Shares	Number	Percent
UBS O’Connor LLC	91,956	76,630	15,326	0	*
Narragansett I, LP.	314,510	221,718	92,792	0	*
Narragansett Offshore, Ltd.	660,141	471,746	188,395	0	*
Sequel Limited Partnership III (11) (13)	1,077,526	745,565	149,113	182,848	*
Sequel Entrepreneurs’ Fund III, L.P. (12) (13)	29,945	20,720	4,144	5,081	*
Baker Bros. Investments, L.P.	42,960	35,800	7,160	0	*
Baker Bros. Investments II, L.P.	41,820	34,850	6,970	0	*
Baker/Tisch Investments, L.P.	51,360	42,800	8,560	0	*
Baker Biotech Fund I, L.P.	428,880	357,400	71,480	0	*
Baker Biotech Fund II, L.P.	392,040	326,700	65,340	0	*
Baker Biotech Fund II, (Z) L.P.	54,120	45,100	9,020	0	*
Baker Biotech Fund III, L.P.	368,820	307,350	61,470	0	*
Perseus-Soros Biopharmaceutical Fund, LP (14)	1,103,448	919,540	183,908	0	*
COMPOUND & CO.	367,818	306,515	61,303	0	*
OZ Mac 13 Ltd.	4,683	4,683	0	0	*
OZ Master Fund, Ltd.	693,031	566,893	126,138	0	*
Fleet Maritime, Inc.	12,425	10,354	2,071	0	*

*	Percentages are not shown if holdings total less than 1% of total outstanding shares.

(1)	Assumes the exercise of all warrants to purchase common stock offered in this prospectus held by the selling stockholders.

(2)	Assumes the sale of all shares and warrant shares offered in this prospectus.

(3)	Consists of 367,818 shares of common stock offered in this prospectus and 65,139 additional shares of common stock held by Domain Public Equity Partners, L.P.

(4)	Consists of 1,029,882 shares of common stock offered in this prospectus and 3,345,454 additional shares of common stock held by New Enterprise Associates 10 Limited Partnership, and excludes 2,541,089 shares of common stock held by New Enterprise Associates 9 Limited Partnership, 3,636 shares of common stock held by NEA Presidents Fund, L.P. and 727 shares of common stock held by NEA Ventures 1999, Limited Partnership (collectively, “NEA Funds”). The General Partners of the NEA Funds are NEA Partners 10, Limited Partnership, NEA Partners 9, Limited Partnership, NEA General Partners, L.P. and Lou Van Dyck, respectively (the “NEA Fund General Partners”). The NEA Fund General Partners may be deemed to indirectly beneficially own the shares owned by the NEA Funds. Sigrid Van Bladel, Ph.D., a director of Myogen, is a partner of New Enterprise Associates but does not have voting or dispositive power with respect to the shares held by New Enterprise Associates 10, Limited Partnership, New Enterprise Associates 9, Limited Partnership, NEA Presidents Fund, L.P. or NEA Ventures 1999, Limited Partnership. Therefore, Dr. Van Bladel disclaims beneficial ownership of these shares, except to the extent of her proportionate interest therein. Also excludes 7,500 shares subject to exercisable options held by Dr. Van Bladel.

(5)	Consists of 178,314 shares of common stock offered in this prospectus and 408,674 additional shares of common stock held by InterWest Partners VI, L.P.

(6)	Consists of 5,592 shares of common stock offered in this prospectus and 12,815 additional shares of common stock held by InterWest Investors VI, L.P.

(7)	Consists of 157,268 shares of common stock offered in this prospectus and 1,065,706 additional shares of common stock held by InterWest Partners VIII, L.P.

(8)	Consists of 5,664 shares of common stock offered in this prospectus and 4,097 additional shares of common stock held by InterWest Investors VIII, L.P.

(9)	Consists of 20,304 shares of common stock offered in this prospectus and 14,687 additional shares of common stock held by InterWest Investors Q VIII, L.P.

(10)	Excludes, with respect to each selling stockholder, any shares of common stock held by the other selling stockholders. The General Partner of InterWest Partners VI, LP and InterWest Investors VI, LP (the “InterWest 6 Funds”) is InterWest Management Partners VI, LLC (the “General Partner 6 Entity”). The General Partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (the “InterWest 8 Funds”) is InterWest Management Partners VIII, LLC (the “General Partner 8 Entity”). The General Partner 6 Entity and the General Partner 8 Entity may be deemed to indirectly beneficially own the shares owned by the InterWest 6 Funds and the InterWest 8 Funds, respectively. Arnold L. Oronsky, Ph.D, a director of Myogen, is a managing director of the General Partner 6 Entity and the General Partner 8 Entity, and may be deemed to be the indirect beneficial owner of the shares owned by the InterWest 6 Funds and InterWest 8 Funds. Dr. Oronsky disclaims beneficial ownership of the shares held by the InterWest 6 Funds and InterWest 8 Funds except to the extent of his pecuniary interest arising therein. Also excludes 884 shares and 7,500 shares subject to exercisable options held by Dr. Oronsky.

(11)	Consists of 894,678 shares of common stock offered in this prospectus and 182,848 additional shares of common stock held by Sequel Limited Partnership III.

(12)	Consists of 24,864 shares of common stock offered in this prospectus and 5,081 additional shares of common stock held by Sequel Entrepreneurs’ Fund III, L.P.

(13)	Excludes 499,633 shares of common stock held by Sequel Limited Partnership, 193,088 shares of common stock held by Sequel Euro Limited Partnership and, with respect to each selling stockholder (collectively, the “Sequel Funds”), any shares of common stock held by the other selling stockholders. The General Partner of Sequel Limited Partnership III and Sequel Entrepreneurs’ Fund III, L.P. is Sequel Venture Partners III, L.L.C. (“SVP III”). The General Partner of Sequel Limited Partnership, and Sequel Euro Limited Partnership is Sequel Venture Partners I, L.L.C. (“SVP I”). SVP III and SVP I may be deemed to indirectly beneficially own the shares owned by the Sequel Funds. Daniel J. Mitchell, a director of Myogen, is a manager of SVP III and SVP I and may be deemed to be the indirect beneficial owner of the shares owned by the Sequel Funds. Mr. Mitchell disclaims beneficial ownership of the shares held by the Sequel Funds, except to the extent of his pecuniary interest arising therein. Also excludes 15,711 shares and 7,500 shares subject to exercisable options held by Mr. Mitchell.

(14)	The general partner of Perseus-Soros Biopharmaceutical Fund, L.P. (“Perseus-Soros”) is Perseus-Soros Partners, LLC (“PSP”). PSP may be deemed to indirectly beneficially own the shares owned by Perseus-Soros.